NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group, Ltd. Names Jonathan M. Zaffino as President
of the North America Insurance Division

HAMILTON, Bermuda – March 30, 2016 -- Everest Re Group, Ltd. (NYSE: RE) announced today that it has named Jonathan M. Zaffino as President of the North America Insurance Division, effective April 1, 2016.

Mr. Zaffino joined Everest in 2015 as President of Everest National / U.S. Insurance Operations.  In this expanded role, he will assume oversight of our Canadian Insurance Operation which has been realigned with the U.S. into a North American region, ensuring a continued alliance with our businesses that share many client, product and distribution relationships.  Mr. Zaffino will also assume oversight of our Accident & Health and Insurance Claims operations.

Mr. Dominic J. Addesso, President and Chief Executive Officer of Everest Re Group, Ltd. said "Jon continues to be instrumental to the success of our organization. I am confident in his ability to lead our North America Insurance Division and look forward to working with him in his expanded role."

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Mt. Logan Re, a segregated cell company, capitalized by the Company and third party investors, is a specialty reinsurer of catastrophe risks. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. The Company also operates within the Lloyd's insurance market through Syndicate 2786. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.